Exhibit 3.1

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.             The name of the corporation is  Independence Bancshares, Inc..

2.             Date of Incorporation:  October 12, 2004.

3.             Agent’s Name and Address:  The address of the registered office of the corporation is located at Poinsett Plaza, 9th Floor, 104 South Main Street, Greenville, South Carolina 29601, and the agent at such address is Benjamin A. Barnhill.

4.             On June 9, 2011, the corporation adopted the following amendment to Article Three of its Articles of Incorporation to increase the number of authorized shares of common stock of the Corporation from 10,000,000 shares to 100,000,000 shares:

Article Three of the Corporation’s Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE THREE:  STOCK

The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 100,000,000 shares of common stock, par value $.01 per share, and to issue up to 10,000,000 shares of preferred stock, par value $.01 per share.  The Board of Directors shall have the authority to specify the preferences, limitations and relative rights of each class of preferred stock.

5.             The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows:  (if not applicable, insert “not applicable” or “NA”). N/A

6.                             Complete either a or b, whichever is applicable.

a.            ☒             Amendment(s) adopted by shareholder action.

At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed* Shares Voted For / Against
Common	2,085,010	2,085,010	1,565,675	1,490,062 / 43,700*
				*31,913 shares abstained

*NOTE:     Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

b.             ☐    The Amendment(s) was duly adopted by the incorporator or board of directors without shareholder approval pursuant to §33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.

7.             Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See §33-1-230(b)):  Upon filing.

DATE: AUGUST 11, 2011	INDEPENDENCE BANCSHARES, INC.

	By:	/s/ Lawrence R. Miller

	Name:	Lawrence R. Miller

	Title:	President and Chief Executive Officer